AnaptysBio Announces Fourth Quarter and Full Year 2021 Financial Results and
Provides Pipeline Update
•Imsidolimab GPP GALLOP Phase 2 16-week data presented at 2021 EADV Congress and Phase 3 GPP GEMINI-1 trial initiated
•Top-line data anticipated from ongoing imsidolimab ACORN Phase 2 trial in moderate-to-severe acne in H1 2022 and HARP Phase 2 trial in moderate-to-severe hidradenitis suppurativa in H2 2022
•Rosnilimab AZURE Phase 2 trial initiated in alopecia areata following positive Phase 1 top-line data in single and multiple ascending dose healthy volunteer cohorts
•Top-line data from ongoing ANB032 healthy volunteer Phase 1 clinical trial anticipated in H1 2022
•JEMPERLI royalty monetization transaction completed with Sagard Healthcare Royalty Partners for $250 million upfront payment in exchange for capped return on royalties and certain milestones below $1 billion in annual sales
•Ended 2021 with approximately $615 million in cash and will continue to operate in a capital-efficient manner
SAN DIEGO, March 7, 2022 - AnaptysBio, Inc. (Nasdaq: ANAB), a clinical-stage biotechnology company developing first-in-class antibody product candidates focused on emerging immune control mechanisms applicable to inflammation and immuno-oncology indications, today reported operating results for the fourth quarter and year ended December 31, 2021 and provided pipeline updates.
“We advanced our wholly-owned antibody product pipeline and completed a $250 million royalty monetization transaction during 2021,” said Hamza Suria, president and chief executive officer of AnaptysBio. “We look forward to multiple clinical data readouts during 2022 and remain focused on developing first-in-class therapeutic antibodies using a capital-efficient business model.”
Imsidolimab (Anti-IL-36 Receptor) Program
•Following an end-of-Phase 2 meeting with the FDA, we initiated our GEMINI-1 Phase 3 trial of imsidolimab in generalized pustular psoriasis (GPP) where the primary endpoint is the proportion of patients achieving a score of clear (0) or almost clear (1) skin on the Generalized Pustular Psoriasis Physician’s Global Assessment (GPPPGA) at week 4 in 45 patients randomized against placebo. These same patients will subsequently be enrolled into GEMINI-2, which will assess 6 months of monthly subcutaneous dosing and safety follow-up.
•We anticipate top-line data from the ACORN Phase 2 trial of imsidolimab in moderate-to-severe acne in H1 2022 and from the HARP Phase 2 trial in moderate-to-severe hidradenitis suppurativa in H2 2022.
Rosnilimab (Anti-PD-1 Agonist) Program
•We announced positive top-line data from a randomized placebo-controlled healthy volunteer single and multiple ascending dose Phase 1 trial of rosnilimab, our investigational wholly-owned anti-PD-1 agonist therapeutic antibody, previously known as ANB030. Top-line data demonstrated favorable safety, pharmacokinetics and pharmacodynamic results, which supported initiation of our Phase 2 AZURE clinical trial of rosnilimab in alopecia areata.
ANB032 (Anti-BTLA Modulator) Program
•We are advancing ANB032, our wholly-owned BTLA modulator antibody, in a healthy volunteer Phase 1 single and multiple ascending dose clinical trial where top-line data is anticipated during the first half of 2022.

GSK Partnered Programs
•We completed a royalty monetization agreement with Sagard Healthcare Royalty Partners where AnaptysBio received a $250 million payment in exchange for JEMPERLI royalties due to AnaptysBio on annual commercial sales below $1 billion and certain future milestones starting October 2021. The aggregate JEMPERLI royalties and milestones to be received by Sagard under this Agreement is capped at certain fixed multiples of the upfront payment.
Fourth Quarter Financial Results
•Cash, cash equivalents and investments totaled $615.2 million as of December 31, 2021, compared to $411.2 million as of December 31, 2020, for an increase of $204.0 million. The increase relates primarily to cash received from the royalty monetization transaction with Sagard Healthcare Partners offset by cash used for operating activities.
•Collaboration revenue was $1.0 million and $63.2 million for the three and twelve months ended December 31, 2021. The $1.0 million earned during the fourth quarter primarily relates to royalty revenue earned for sales of JEMPERLI (dostarlimab) and Zejula by GSK, compared to $60.0 million and $75 million of milestone revenue for the three and twelve months ended December 31, 2020.
•Research and development expenses were $26.8 million and $98.5 million for the three and twelve months ended December 31, 2021, compared to $21.6 million and $80.0 million for the three and twelve months ended December 31, 2020. The increase was due primarily to continued advancement of the Company’s clinical programs.
•General and administrative expenses were $5.4 million and $21.5 million for the three and twelve months ended December 31, 2021, compared to $5.1 million and $18.9 million for the three and twelve months ended December 31, 2020. The increase was due primarily to personnel-related expenses, including share-based compensation.
•Net loss was $32.5 million and $57.8 million for the three and twelve months ended December 31, 2021, or a net loss per share of $1.18, and $2.11, compared to net income of $33.6 million for the three months ended December 31, 2020 or net income per share of $1.23 and a net loss of $19.9 million for the twelve months ended December 31, 2020, or net loss per share of $0.73.

About AnaptysBio
AnaptysBio is a clinical-stage biotechnology company developing first-in-class antibody product candidates focused on unmet medical needs in inflammation. The Company’s proprietary anti-inflammatory pipeline includes imsidolimab, its anti-IL-36R antibody, previously referred to as ANB019, for the treatment of dermatological inflammatory diseases, including generalized pustular psoriasis, or GPP, moderate-to-severe acne, and moderate-to-severe hidradenitis suppurativa; rosnilimab, its anti-PD-1 agonist program, previously referred to as ANB030, for the treatment of moderate-to-severe alopecia areata; and its BTLA modulator program, ANB032, which is broadly applicable to human inflammatory diseases associated with lymphoid and myeloid immune cell dysregulation. AnaptysBio’s antibody pipeline has been developed using its proprietary somatic hypermutation, or SHM platform, which uses in vitro SHM for antibody discovery and is designed to replicate key features of the human immune system to overcome the limitations of competing antibody discovery technologies. AnaptysBio has also developed multiple therapeutic antibodies in an immuno-oncology collaboration with GSK, including an anti-PD-1 antagonist antibody (JEMPERLI (dostarlimab-gxly) GSK4057190), an anti-TIM-3 antagonist antibody (cobolimab, GSK4069889) and an anti-LAG-3 antagonist antibody (GSK4074386), and an inflammation collaboration with Bristol-Myers Squibb, including an anti-PD-1 checkpoint agonist antibody (CC-90006) currently in clinical development.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the timing of the release of data from our clinical trials, including imsidolimab’s Phase 2 clinical trials in acne, and hidradenitis suppurativa, rosnilimab’s Phase 2 clinical trial in alopecia areata, and ANB032’s healthy volunteer Phase 1 trial; the risk that commercial sales of JEMPERLI may not reach expected levels under the GSK collaboration; and our projected use of our cash resources. Statements including words such as “plan,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Dennis Mulroy
AnaptysBio, Inc.
858.732.0201
dmulroy@anaptysbio.com

AnaptysBio, Inc.
Consolidated Balance Sheets
(in thousands, except par value data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$495,729	$250,456
Receivables from collaborative partners	876	—
Short-term investments	52,368	143,197
Prepaid expenses and other current assets	4,903	2,908
Total current assets	553,876	396,561
Property and equipment, net	2,283	1,783
Operating lease right-of-use assets	19,558	344
Long-term investments	67,097	17,546
Other long-term assets	256	258
Long-term restricted cash	—	60
Total assets	$643,070	$416,552
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,741	$4,217
Accrued expenses	12,853	15,262
Current portion of operating lease liability	1,505	342
Total current liabilities	16,099	19,821
Liability related to sale of future royalties	251,093	—
Operating lease liability, net of current portion	19,450	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized and no shares, issued or outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized, 27,647 shares and 27,356 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	28	27
Additional paid in capital	678,575	660,665
Accumulated other comprehensive loss	(422)	(4)
Accumulated deficit	(321,753)	(263,957)
Total stockholders’ equity	356,428	396,731
Total liabilities and stockholders’ equity	$643,070	$416,552

AnaptysBio, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Collaboration revenue	$1,011	$60,000	$63,175	$75,000
Operating expenses:
Research and development	26,776	21,567	98,496	80,025
General and administrative	5,392	5,088	21,493	18,854
Total operating expenses	32,168	26,655	119,989	98,879
Income (loss) from operations	(31,157)	33,345	(56,814)	(23,879)
Other income (expense), net:
Interest income	68	376	431	3,959
Non-cash interest expense for the sale of future royalties	(1,450)	—	(1,450)	—
Other (expense) income, net	1	(75)	37	(11)
Total other income (expense), net	(1,381)	301	(982)	3,948
Net income (loss)	(32,538)	33,646	(57,796)	(19,931)
Other comprehensive (loss) income:
Unrealized (loss) income on available for sale securities, net of tax of $0, $0, $0, and $153, respectively	(222)	(263)	(418)	(342)
Comprehensive income (loss)	$(32,760)	$33,383	$(58,214)	$(20,273)
Net income (loss) per common share:
Basic	$(1.18)	$1.23	$(2.11)	$(0.73)
Diluted	$(1.18)	$1.20	$(2.11)	$(0.73)
Weighted-average number of shares outstanding:
Basic	27,534	27,349	27,431	27,302
Diluted	27,534	27,938	27,431	27,302